Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-3 of Peapack-Gladstone Financial Corporation of our reports dated March 10, 2009 with respect to the consolidated financial statements of Peapack-Gladstone Financial Corporation and the effectiveness of internal control over financial reporting, which reports are incorporated by reference in the Annual Report on Form 10-K of Peapack-Gladstone Financial Corporation for the year ended December 31, 2008, and to the reference to us under the caption “Experts” in the related prospectus which is part of this registration statement.

/s/ Crowe Horwath LLP

Livingston, New Jersey
June 18, 2009